Exhibit 99.1
ION Finalizes the Refinancing of its ARAM Acquisition
HOUSTON (December 30, 2008) — ION Geophysical Corporation (NYSE: IO) announced today that it has reached agreement to refinance the debt it incurred for its September 2008 acquisition of ARAM Systems Ltd., a Canadian-based provider of cable-based land seismic recording systems, and its affiliated equipment rental company, Canadian Seismic Rentals Inc.
Brian Hanson, Executive Vice President and Chief Financial Officer of ION, stated, “We originally borrowed a total of approximately $158.0 million in short-term bridge debt to acquire ARAM. Our original intention was to repay those amounts through the offering of $175.0 million of senior notes before the end of the year. However, in light of the current difficult conditions in the credit markets, we decided not to proceed with the offering and redirected our efforts to other financing vehicles to allow us to reduce the overall amount of indebtedness involved in the refinancing, mitigate our interest expense and protect shareholder value. Our objective was to raise enough funds to repay our short-term debt and provide enough liquidity to help weather the current downturn in the industry. I am pleased that we have accomplished those goals.”
A portion of the purchase price paid for ARAM consisted of (a) $72.0 million in revolving credit borrowings due December 31, 2008, (b) proceeds from a $41.0 million bridge loan due December 31, 2008, and (c) short-term promissory notes issued to one of the sellers of ARAM in the principal amount of $35.0 million and $10.0 million, respectively, each due September 2009.
The Company has repaid the $72.0 million revolving credit borrowing with funds from internally generated cash flows. In addition, the Company has reached agreement with its lenders and other parties on the following refinancing actions:
The information included herein contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may vary fundamentally from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include risk facto rs that are disclosed by ION from time to time in its filings with the Securities and Exchange Commission. This press release is neither an offer to purchase nor a solicitation to buy any securities of the Company.

•	The $35.0 million note will be extended to a five year term, maturing in September 2013, with an annual interest rate of approximately 15%.

•	The $10.0 million note will be cancelled in exchange for the Company’s assignment to the ARAM seller of an income tax receivable related to ARAM pre-acquisition operations in approximately the same amount.

•	The $41.0 million bridge loan will be replaced with a loan maturing on January 31, 2010, with an effective annual interest rate of approximately 25%.
In addition, the Company has received two proposals to enter into a five-year sale-leaseback finance transaction involving certain rental assets. If consummated, the transaction should result in proceeds of approximately $40.0 million for the Company.
Mr. Hanson continued, “We are very pleased that our lenders and other stakeholders continue to demonstrate their confidence in our business, strategy and prospects in this challenging financial environment. We were able to reduce our capital needs resulting from the ARAM acquisition from the original $175.0 million targeted bond raise to substantially less through effective management of working capital. As a result of this refinancing, and at current LIBOR levels, the Company’s aggregate debt now has a blended effective interest rate of less than 12% per year. We plan to provide an initial look at our 2009 outlook during our fourth quarter 2008 conference call expected to be held during the second half of February 2009.
“We have also recently filed a universal shelf registration statement with the Securities and Exchange Commission that provides us with the ability to issue debt and equity securities in any future finance transaction. Although we have no current plans or needs to issue any securities, we believe it is in the best interest of the Company and our shareholders to maintain an effective shelf registration statement to ensure financing flexibility should the need arise,” concluded Mr. Hanson.
About ION
ION is a leading provider of geophysical technology, services, and solutions for the global oil & gas industry. ION’s offerings allow E&P operators to obtain higher resolution images of the subsurface to reduce the risk of exploration and reservoir development, and enable seismic contractors to acquire geophysical data more efficiently. Additional information about ION is available at www.iongeo.com.
Contacts
ION
Chief Financial Officer
Brian Hanson, +1 281.879.3672
Jack Lascar
DRG&E
+1.713.529.6600
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The information included herein contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may vary fundamentally from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include risk facto rs that are disclosed by ION from time to time in its filings with the Securities and Exchange Commission. This press release is neither an offer to purchase nor a solicitation to buy any securities of the Company.